UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of the earliest event reported): June 20, 2007

SRI/SURGICAL EXPRESS, INC.

(Exact Name of Registrant as specified in its Charter)

Florida	000-20997	59-3252632
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12425 Race Track Road

Tampa, Florida 33626

(Address of Principal Executive Offices)

(813) 891-9550

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 20, 2007, SRI/Surgical Express, Inc. (“SRI”) entered into a Third Amendment (the “Amendment”) to the Second Amended and Restated Credit and Security Agreement (as amended, the “Credit Agreement”) with Wachovia Bank, National Association, a national banking association (“Wachovia”), and LaSalle Bank National Association, a national banking association (“LaSalle”). The Amendment amended the Credit Agreement to (i) add certain expenses to SRI’s net income for purposes of the calculating the Funds Flow Coverage Ratio (as defined in the Credit Agreement), (ii) reduce the Funds Flow Coverage Ratio of 2.50 to 1.00 for the fiscal quarter ending June 30, 2007 to 1.75 to 1.00, (iii) reduce the Funds Flow Coverage Ratio of 2.50 to 1.00 for each fiscal quarter ending after June 30, 2007 to 2.00 to 1.00, and (iv) provide that the Applicable Margin (as defined in the Credit Agreement) remain fixed at Tier Level IV until SRI’s Funds Flow Coverage Ratio is at least 2.25 to 1.00 for two consecutive quarters. In connection with the execution of the Amendment, SRI paid to Wachovia and LaSalle an aggregate of $10,000 in fees.

Except as provided in the Amendment, all other provisions of the Credit Agreement remain in full force and effect. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

Exhibit	Description
10.1	Third Amendment to Second Amended and Restated Credit and Security Agreement dated June 14, 2007, among SRI/Surgical Express, Wachovia Bank, National Association and LaSalle Bank National Association

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SRI/SURGICAL EXPRESS, INC.
(Registrant)

Dated: June 26, 2007	By:	/s/ Wallace D. Ruiz
Wallace D. Ruiz
Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
10.1	Third Amendment to Second Amended and Restated Credit and Security Agreement dated June 14, 2007, among SRI/Surgical Express, Wachovia Bank, National Association and LaSalle Bank National Association